BLACK HILLS CORPORATION REPORTS STRONG FIRST QUARTER 2007 RESULTS,

RAISES 2007 EARNINGS GUIDANCE AND ANNOUNCES QUARTERLY DIVIDEND

RAPID CITY, SD—April 26, 2007—Black Hills Corporation (NYSE: BKH) today announced financial results for the first quarter of 2007.

For the three months ended March 31, 2007, net income was $32.5 million, or $0.91 per share, compared to $26.2 million, or $0.78 per share for the same period ended March 31, 2006. Net income for the first quarter of 2006 reflected $7.6 million, or $0.23 per share, from discontinued operations. Income from continuing operations for the three months ended March 31, 2007 was $32.5 million, or $0.91 per share, compared to $18.6 million, or $0.55 per share, reported for the same period in 2006. Compared to the first quarter of 2006, income from continuing operations in the first quarter of 2007 was affected primarily by the following factors:

• a $6.5 million, or $0.18 per share, increase in energy marketing earnings;
• a $2.9 million, or $0.08 per share, increase in power generation earnings;
• a $1.8 million, or $0.05 per share, increase in electric utility earnings;
• a $1.7 million, or $0.05 per share, increase in electric and gas utility earnings; and
• a $2.8 million, or $0.08 per share, decrease in unallocated corporate costs; offset partially by
• a $(1.8) million, or $(0.05) per share, decrease in oil and gas earnings.

David R. Emery, Chairman and CEO of Black Hills Corporation, said, “The year 2007 is off to a great start. Income from continuing operations on a per-share basis was up 65 percent, led by excellent results from our energy marketing operations. Energy marketing benefited from higher volumes marketed and increased margins from storage, transportation and other marketing strategies. Our ability to capitalize on continued natural gas volatility, including basis differentials between Rocky Mountain prices and other regions, contributed to our strong performance.

“Our wholesale power generation segment produced both higher earnings and high availability for our power plant fleet,” Emery said. “Overall for the first quarter 2007, our availability was 96.1 percent, which included planned maintenance outages during periods of lower demand.

“Increased retail services earnings resulted from overall steady operations at both of our utilities,” Emery stated. “Earnings benefited from a rate increase at Black Hills Power and the earnings effect of the allowance for funds used during construction (AFUDC) related to the construction of the Wygen II power plant for Cheyenne Light, Fuel & Power. This 90 megawatt coal-fired power plant is on schedule to be in service January 1, 2008. In the first quarter of 2007, we filed rate increase requests with the Wyoming Public Service Commission to include Wygen II in rate base, and to accommodate infrastructure expansions and upgrades on both the electric and natural gas distribution systems to meet the growing demands of our customers. We also received an air permit for Wygen III, our next expansion of mine-mouth power generation. We are proceeding with the remaining regulatory and commercial steps as we work to commence construction on the 100 megawatt plant in late 2007 or early 2008.

“Earnings from our oil and gas operations were down compared to the first quarter of 2006,” Emery continued, “primarily due to a 6 percent decrease in production on an Mcf-equivalent basis and cost increases which continue to affect the entire oil and gas industry. The production decrease was driven by lower natural gas production in the Denver-Julesburg (DJ) Basin due to well performance that peaked in the first quarter of 2006, and severe winter weather conditions. Hedged natural gas and crude oil prices received increased compared to the first quarter of 2006.

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“Drilling and related field service costs have continued to increase,” said Emery. “In addition, drilling permit delays have become more prevalent in each of the Company’s core operating areas. These factors have resulted in a downward revision to our expected capital deployment, and consequently, a reduction in our production and reserve growth targets. We now expect our 2007 annual production growth rate and long-term average annual production and reserve growth rates to be in the range of 4 to 6 percent. While we remain confident that we have sufficient undeveloped reserves to provide for several years of production and reserve growth, we are revising our goals downward primarily due to factors that are in large part beyond our ability to control – rising field service costs, oil and gas prices, permitting delays and other considerations.”

Emery stated, “The February 2007 equity infusion of approximately $145 million in net proceeds from a private placement further strengthened our balance sheet. We continue to prepare for our pending purchase of five utility properties from Aquila, Inc. Earlier this month, we jointly filed, with Aquila, regulatory applications in the states of Colorado, Kansas, Nebraska and Iowa. We are very pleased with the progress we are making on transition and integration issues related to the transaction. In addition, we seek to increase shareholder value through our ongoing focus on strong operational performance, power plant construction and coal mine expansion.”

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION (In thousands, except per share amounts)
	Three months ended March 31,
	2007	2006
Revenues:
Retail Services	$ 83,719	$ 87,503
Wholesale Energy	102,813	84,371
Corporate	1	16
	$186,533	$171,890

Net income (loss) available for common stock: Continuing operations –
Retail Services	$ 9,771	$ 6,296
Wholesale Energy	22,844	15,144
Corporate	(115)	(2,879)
Income from continuing operations	32,500	18,561
Discontinued operations (a)	(47)	7,590
Net income	$ 32,453	$ 26,151

Weighted average common shares outstanding:
Basic –	35,173	33,120
Diluted –	35,577	33,460

Earnings per share:
Basic –
Continuing operations	$ 0.92	$ 0.56
Discontinued operations	-	0.23
Total	$ 0.92	$ 0.79
Diluted –
Continuing operations	$ 0.91	$ 0.55
Discontinued operations	-	0.23
Total	$ 0.91	$ 0.78

(a) 2007 and 2006 discontinued operations reflect the after-tax results of operations at the Company’s oil marketing and transportation business.

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BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

Retail Services Group

Income from continuing operations from the Retail Services business group for the three-month period ended March 31, 2007 was $9.8 million, compared to $6.3 million in 2006. Business segment results were as follows:

•

Net income from the Electric utility business segment for the three months ended March 31, 2007 was $6.7 million, compared to $4.9 million in 2006. The increase reflected a 9 percent increase in retail revenues due primarily to new South Dakota electric rates that began January 1, 2007; a 4 percent increase in retail MWh sold due to colder weather conditions and customer growth; and flat off-system sales margin; partially offset by a 6 percent increase in purchased power and fuel costs primarily resulting from the increase in retail MWh sold. Off-system Mwh sold decreased 26 percent compared to 2006, due primarily to less power available for off-system sales, including the effects of transmission system constraints to the east of our AC-DC transmission tie, offset by higher realized margins per Mwh on such sales.

•

Net income from the Electric and gas utility business segment for the three months ended March 31, 2007 was $3.1 million, compared to $1.4 million in 2006. The increase is primarily due to income related to AFUDC attributable to the Wygen II construction and its associated tax benefits. The utility experienced a 5 percent decrease in operating expenses due to decreased depreciation rates as a result of a depreciation study and a decrease in benefit costs.

The following tables provide certain Retail Services operating statistics:

Electric Utility (Black Hills Power)	Three months ended March 31,
	2007	2006
Retail sales–MWh	425,504	410,473
Contracted wholesale sales–MWh	165,110	162,251
Off-system sales–MWh	133,849	180,163
	724,463	752,887
Regulated power plant availability	97.3%	98.1%
Electric and Gas Utility (Cheyenne Light, Fuel & Power)
Electric sales – MWh	241,830	232,827
Gas sales – Dekatherm (Dth)	1,969,585	1,870,454

Wholesale Energy Group

Income from continuing operations from the Wholesale Energy business group for the three-month period ended March 31, 2007 was $22.8 million, compared to $15.1 million in 2006. Business segment results were as follows:

•

Energy Marketing income from continuing operations doubled to $12.7 million, compared to $6.2 million in 2006. Increased earnings were primary the result of a $4.0 million after-tax increase in realized margins that were driven by a 49 percent increase in physical natural gas volumes marketed, partially offset by a lower margin per MMBtu sold; a $3.2 million after-tax increase in net unrealized margins related to the accounting mark-to-market impacts on our marketing positions; and the earnings benefit from the May 2006 addition of crude oil marketing within the Rocky Mountain region. These effects were partially offset by increased compensation cost related to higher realized margins.

Prevailing market conditions during 2007 generated opportunities to market additional volumes of natural gas compared to 2006. Lower market prices enabled additional volumes to be purchased within our credit limits, and colder weather created additional demand from our energy marketing company’s utility customers. In addition, we continued to benefit from the volatile natural gas markets, including capitalizing on price differentials between the Rocky Mountains and other regions.

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•

Power generation income from continuing operations was $5.0 million, compared to income of $2.1 million in 2006. The increase in earnings was primarily the result of strong operational performance and availability. In the first three months of 2006, the Las Vegas II power plant operated in simple-cycle mode and incurred extensive operating and maintenance costs; in addition, the Las Vegas I power plant was out of service due to a planned maintenance outage.

•

Oil and gas income from continuing operations was $3.6 million in 2007, compared to $5.4 million in 2006. Revenues increased slightly as higher hedged prices received for both natural gas and crude oil were offset by an overall production decrease of 6 percent on an equivalent basis. Natural gas volumes sold decreased 9 percent, primarily due to weather impacts and lower well performance in the DJ Basin. Crude oil volumes sold increased 14 percent primarily due to the results of 2006 drilling activity and improved well availability. Total operating expenses increased 16 percent primarily due to industry-wide higher field service costs, increased depletion expense, and an increased number of producing wells. Depletion costs per Mcfe increased 26 percent to $2.04, due to higher capitalized costs, higher estimated future development costs, and the addition of higher average-cost reserves from recent development and acquisitions. Results were also impacted by increased interest expense due to higher borrowings to fund acquisition and development costs.

•

Coal mining income from continuing operations was $1.6 million in 2007 compared to $1.4 million in 2006. Results were affected by higher average coal prices received and lower taxes, offset partially by increased overburden removal costs, depreciation, and general and administrative costs. In 2006, mining taxes were impacted by production tax audit adjustments.

The following tables contain certain Wholesale Energy operating statistics:
	Three months ended March 31,
	2007	2006
Coal mining:
Tons of coal sold	1,212,300	1,222,600
Oil and gas production:
Mcf equivalent sales	3,298,780	3,501,860
Energy marketing average daily volumes:
Natural gas physical-MMBtus	1,898,630	1,275,900
Crude oil physical-barrels(a)	6,050	-
(a) Daily oil volumes represent the commencement of oil marketing out of our Golden, Colorado energy marketing operation beginning in May 2006.

	Three months ended March 31,
Power generation:	2007	2006
Contracted fleet power plant availability	96.1%	85.7%

Corporate

Corporate loss for the three-month period ended March 31, 2007 was $0.1 million, compared to $2.9 million for the same period in 2006. The decrease was primarily due to lower interest expense and lower administrative expenses due to the capitalization of certain incremental acquisition costs in the current period related to the pending purchase of certain Aquila assets, and the expensing of certain incremental development costs in 2006 associated with our activities related to NorthWestern Corporation.

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EARNINGS GUIDANCE UPDATE

The Company has revised its guidance for 2007 net income to a range from $2.20 to $2.40 per share, reflecting an increase of $0.10 at both ends of the range. This estimate is predicated on a number of considerations, including the following factors:

•     The net dilutive effect of the issuance of 4.17 million shares of common stock on February 22, 2007 through a private placement; this effect, as a result of the use of a weighted average methodology to calculate number of shares outstanding, will increase as the year progresses;

• An improved outlook for annual earnings from our energy marketing operations;

•     Oil and gas production growth approximating 4 to 6 percent on an Mcf-equivalent basis, as compared to production of approximately 14.4 Bcfe in 2006, based on expected 2007 capital deployment of approximately $70 million to $75 million;

•     Oil and gas anticipated production-weighted average NYMEX prices of $8.41 per MMBtu of natural gas and $67.42 per barrel of oil, average well-head prices for the remainder of 2007 of $6.30 per Mcf and $58.29 per barrel of oil, all based on recent forward strips, and average hedged prices for the remainder of 2007 of $6.60 per Mcf and $55.83 per barrel;

• Increased earnings at our electric utility, Black Hills Power, through the successful completion of a rate settlement resulting in a $7.9 million rate increase effective January 1, 2007;
• No significant unplanned outages at our regulated power plants;
• Non-regulated power plant operations with fleet availability at contracted levels approximating 98 percent;
• Slightly higher production and earnings from our coal mining operations, assuming no significant unplanned coal-fired power plant outages;
• Completion of Wygen II for January 1, 2008 commercial operation;
• Continued progress toward successful completion of the acquisition of the Aquila assets in 2008; and
• No material change in the Company’s current business mix.

DIVIDEND DECLARED

At a meeting held April 24, 2007, our Board of Directors declared quarterly dividends on the common stock. Common shareholders will receive 34 cents per share, equivalent to an annual dividend rate of $1.36. Dividends will be payable June 1, 2007, to all shareholders of record at the close of business on May 18, 2007.

EARNINGS CONFERENCE CALL

The Company will conduct a conference call on Friday, April 27, 2007 beginning at 11:00 a.m. Eastern Time to discuss recent financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 762-6568. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call will be available through May 4, 2007 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 871680.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission,

or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are

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forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2006 Annual Report on Form 10-K filed with the SEC, and the following:

•     Obtaining adequate cost recovery for our retail utility operations through regulatory proceedings, and receiving unfavorable rulings in the periodic applications to recover costs for fuel and purchased power in our regulated utilities;

• The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;
• Our ability to successfully maintain or improve our corporate credit rating;

•     The permitting, construction, startup and operation of power generating facilities may involve unanticipated charges or delays that could negatively impact the Company’s business and its results of operations;

• The completion of acquisitions for which definitive agreements have been executed could be delayed or may not occur;
• Regulatory approval of acquisitions could impose financial and operating conditions or restrictions that could impact our results;

•     Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

• The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
• The timing and extent of scheduled and unscheduled outages of power generation facilities;
• Our ability to successfully integrate with and profitably operate any future acquisitions;
• The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;
• Numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs;
• Changes in business and financial reporting practices arising from the enactment of The Energy Policy Act of 2005;
• Our ability to remedy any deficiencies that may be identified in the review of our internal controls;

•     The timing, volatility and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

• Our effective use of derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
• The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;
• The amount of collateral required to be posted from time to time in our transactions;
• Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
• Changes in state laws or regulations that could cause us to curtail our independent power production;
• Weather and other natural phenomena;
• Industry and market changes, including the impact of consolidations and changes in competition;
• The effect of accounting policies issued periodically by accounting standard-setting bodies;
• The cost and effects on our business, including insurance, resulting from terrorist actions and natural disasters or responses to such actions and events;
• The outcome of any ongoing or future litigation or similar disputes and the impact on any such outcome or related settlements;
• Capital market conditions, which may affect our ability to raise capital on favorable terms;
• Price risk due to marketable securities held as investments in benefit plans;
• General economic and political conditions, including tax rates or policies and inflation rates; and
• Other factors discussed from time to time in our other filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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